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                                 Exhibit 23 (l)

                            Initial Capital Agreement

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                                      C-13

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The Montgomery Funds III
600 Montgomery Street
San Francisco, California 94111


Ladies and Gentlemen:

The undersigned hereby subscribes for the purchase of 10,000 shares of beneficial interest (the "Shares") of Montgomery Variable Series: Growth Fund (the "Fund"), a separate series of The Montgomery Funds III (the "Trust"), at $10.00 per share for a total investment of $100,000. In connection with said subscription, the undersigned hereby represents that:

         1. There is no present reason to anticipate any change in circumstances or any other occasion or event which would cause the undersigned to sell or redeem the Shares shortly after the purchase thereof.

         2. There are no agreements or arrangements between the undersigned and the Trust, or any of its officers, trustees, employees or the investment manager of the Fund, or any affiliated persons thereof with respect to the resale, future distribution or redemption of the shares.

         3. The sale of the Shares will only be made by redemption to the Fund and not by a transfer to any third party without the consent of the Trust.

         4. The undersigned is aware that in issuing and selling these Shares, the Fund and the Trust are relying upon the aforementioned representations.


                                    MONTGOMERY ASSET MANAGEMENT, L.P.


Dated: April 7, 1995                By:     /s/ Mark Sullivan
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                                    Title   Vice President
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